SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

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[ ]	Definitive Proxy Statement

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[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

TEMPLETON GLOBAL INVESTMENT TRUST

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MUTUAL FUND PROXY FACT SHEET FOR: TEMPLETON FRONTIER MARKETS FUND

SPECIAL MEETING IMPORTANT DATES		SPECIAL MEETING LOCATION
Record Date	AUGUST 14, 2018	OFFICES OF FRANKLIN TEMPLETON INVESTMENTS
Mail Date	AUGUST 21, 2018	300 S.E. 2ND STREET
Meeting Date	SEPTEMBER 21, 2018 @ 12:00 NOON (ET)	FORT LAUDERDALE, FLORIDA 33301-1923
ADDITIONAL INFORMATION		CONTACT INFORMATION
CUSIP	SEE PAGE 7	Inbound Line	1-888-644-6071
Ticker	SEE PAGE 7	Website	www.franklintempleton.com

Note: Capitalized terms used herein and not defined herein are used with the meanings given them in the Templeton Frontier Markets Fund Proxy Statement.

What are Shareholders being asked to vote on?

1.	To approve a new Investment Management Agreement with Franklin Templeton Investments (ME) Limited;

BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION – FOR

2.	To approve an amended fundamental investment policy regarding industry concentration;

BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION – FOR

3.	To approve an amended fundamental investment restriction regarding investments in commodities;

BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION – FOR

4.	To approve the use of a “manager of managers” structure whereby the Fund’s investment manager would be able to hire and replace subadvisers without shareholder approval;

BOARD OF TRUSTEES UNANIMOUS RECOMMENDATION – FOR

PROPOSAL 1: To approve a new Investment Management Agreement with Franklin Templeton Investments (ME) Limited;

Why is a new investment management agreement with Franklin Templeton Investments (ME) Limited (“FTIME”) being recommended?

Templeton Asset Management, Ltd. (“TAML”), an indirect, wholly owned subsidiary of Franklin Resources, Inc. (“Franklin Resources”), currently serves as the Fund’s investment manager. FTIME, also an indirect wholly owned subsidiary of Franklin Resources, is recommended to serve as the Fund’s investment manager in order to allow Ahmed Awny, CFA, CAIA, and David Haglund to serve as portfolio managers for the Fund.

Messrs. Awny and Haglund, each a senior vice president and senior executive director for FTIME with equity research responsibility for the Middle East and North Africa and Sub-Saharan Africa regions, have been key contributors to Franklin Templeton’s Frontier Markets Strategy since its inception.

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Accordingly, in order for Messrs. Awny and Haglund to serve as portfolio managers of the Fund, the Trust, on behalf of the Fund, would need to enter into a new investment management agreement with FTIME (the “New FTIME IM Agreement”). Pursuant to Section 15 of the Investment Company Act of 1940, a new investment management agreement requires the approval of the Fund’s shareholders. Therefore, shareholders of the Fund are being asked to approve the New FTIME IM Agreement.

Who will serve as the Fund’s portfolio management team under FTIME?

TAML has served as the Investment Manager for the Fund since its inception on October 14, 2008. As of May 1, 2018, the current portfolio management team for the Fund consists of Tom Wu and Bassel Khatoun. Mr. Wu has been a portfolio manager of the Fund since 2011. Mr. Khatoun has served as a portfolio manager of the Fund since May 1, 2018.

If the New FTIME IM Agreement is approved by shareholders of the Fund, Mr. Wu will step down as a portfolio manager of the Fund, and TAML will no longer serve as the Fund’s Investment Manager.

Mr. Khatoun, Director of Portfolio Management for Frontier Markets and the Middle East and North Africa regions for the Emerging Markets Team is also a portfolio manager of FTIME and, therefore, would continue to serve as a portfolio manager for the Fund solely through his affiliation with FTIME.

Messrs. Awny and Haglund will serve as the portfolio managers of the Fund, along with Mr. Khatoun.

What are the benefits of having FTIME serve as the Fund’s Investment Manager?

Working as dedicated Frontier Markets portfolio analysts, Messrs. Awny and Haglund conduct primary research for key markets within the Frontier Markets Strategy and perform research to distill the Frontier Markets stock recommendations from the Emerging Markets Team’s stock analysts globally into actionable recommendations specifically for the Frontier Markets portfolios.

Approval of the New FTIME IM Agreement will also expand the resources available in managing the Fund, such as access to research and investment ideas for certain key markets within the Frontier Markets Strategy.

What effect, if any, will the approval of the proposed new investment management agreement with FTIME have on the Fund’s management fees?

The approval of the proposed new investment management agreement with FTIME for the Fund will have no impact on the amount of management fees paid by the Fund or Fund shareholders. The proposed investment management agreement with FTIME will have the same fee schedule as the Fund’s current investment management agreement with TAML.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1

PROPOSAL 2: To approve an amended fundamental investment policy regarding industry concentration;

What is the fundamental investment policy regarding industry concentration?

The Investment Company Act of 1940 (the “1940 Act”) requires every investment company to adopt a fundamental investment policy regarding industry concentration. A “fundamental” investment restriction may be modified only by a vote of a majority of the investment company’s outstanding voting securities (as defined in the 1940 Act). Currently, the Fund may only concentrate in an industry up to 35% of the Fund’s net assets if such industry represents over 20% of the Fund’s current primary benchmark index (the MSCI Frontier Markets Index).

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Why are shareholders being asked to approve an amended fundamental investment policy regarding industry concentration?

The Fund’s concentration policy is recommended to be amended so that the Fund will, under normal market conditions, concentrate its investments in the securities of issuers in the financial services group of industries. Given the historical and current prominence of the financial services group of industries to frontier markets, the Fund’s investment manager expects this group of industries to remain a prominent component of frontier markets for the foreseeable future.

How significant is the financial services group of industries to frontier markets?

The frontier markets investable universe, due to its underdeveloped nature, can have a significant concentration in a single industry or group of related industries. The financial services group of industries has consistently been the largest sector within frontier markets, representing over 40% of the MSCI Frontier Markets Index (the Fund’s benchmark index) since the Fund’s inception in 2008.

As of June 30, 2018, the financial services group of industries represented 43.89% of the MSCI Frontier Markets Index and the Fund’s investments in such group of industries represented 36.57% of the Fund’s portfolio. While the Fund’s current concentration policy permits the Fund to invest up to 35% of its net assets in a single industry, such policy creates a notable weighting difference between the Fund and the broader investment opportunity set in frontier markets, which may have a material impact on the performance of the Fund.

What is the current fundamental investment policy regarding industry concentration?

The Fund has the following fundamental investment policy regarding industry concentration:

The Fund may not:

Invest more than 25% of the Fund’s net assets in securities of issuers in any one industry (other than securities issued or guaranteed by the U.S. government or any of its agencies or instrumentalities or securities of other investment companies), except that the Fund may invest between 25% and 35% of its net assets in securities of any industry if, at the time of investment, that industry represents 20% or more of the Fund’s current benchmark.

What is the proposed fundamental investment policy regarding industry concentration?

The Fund’s fundamental investment policy regarding concentration is recommended to be replaced with the following:

The Fund may not:

Invest more than 25% of the Fund’s net assets in securities of issuers in any one industry (other than securities issued or guaranteed by the U.S. government or any of its agencies or instrumentalities), except that, under normal market conditions, the Fund will invest more than 25% of its net assets in the securities issued by companies operating in the financial services group of industries.

What effect will amending the current fundamental investment policy regarding industry concentration have on the Fund?

Currently, the Fund may only concentrate in an industry up to 35% of the Fund’s net assets if such industry represents over 20% of the MSCI Frontier Markets Index. If approved by shareholders, the new fundamental investment policy regarding concentration would require the Fund to invest more than 25% of its net assets in the securities issued by companies operating in the financial services group of industries, and it is expected that the Fund may at times invest more than 35% of its net assets in such group of industries.

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The Fund has approximately 35% of its net assets invested in the financial services group of industries under its current concentration policy and, with few exceptions, has invested more than 25% of its net assets in the financial services group of industries since at least March 2013 (in part due to appreciation of the Fund’s investments in financial services).

What types of risks would the Fund be exposed to by amending the fundamental investment policy regarding industry concentration?

Currently, the Fund’s investments in the financial services group of industries are significant and the Fund is particularly sensitive to the risks of such group of industries. To the extent that the Fund increases its investments in financial services, such risks will also increase.

These risks include the effects of: (1) changes in interest rates on the profitability of banks; (2) the rate of corporate and consumer debt defaults; (3) price competition; (4) governmental limitations on a company’s loans, other financial commitments, product lines and other operations; and (5) ongoing changes in the financial services industry (including consolidations, development of new products and changes to the industry’s regulatory framework).

In addition, the oversight of, and regulations applicable to, companies in the financial services group of industries in frontier markets may be ineffective and underdeveloped relative to more developed markets. Furthermore, the impact of recent or future regulation in various countries on any individual bank or on the sector as a whole can be very difficult to predict.

When would the amended fundamental investment policy on concentration become effective?

If approved by shareholders of the Fund, the amended fundamental investment policy regarding industry concentration would become effective as of the date the Fund’s shareholders are notified that the changes have been made, through supplements to the Fund’s prospectus and statement of additional information.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2

Proposal 3. To approve an amended fundamental investment restriction regarding investments in commodities;

What is the fundamental investment restriction regarding investments in commodities?

The 1940 Act requires every investment company to adopt a fundamental investment restriction governing investments in commodities. A “fundamental” investment restriction may be modified only by a vote of a majority of the investment company’s outstanding voting securities (as defined in the 1940 Act).

The Fund’s current fundamental investment restriction regarding commodities states that the Fund may not purchase or sell physical commodities, unless acquired as a result of ownership of securities or other instruments, provided however, that the restriction does not prevent the Fund from engaging in certain derivatives and investing in securities or other instruments that are secured by physical commodities.

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Why are shareholders being asked to approve an amended fundamental investment restriction regarding investments in commodities?

Since the initial adoption of this restriction for the Fund, the financial markets and regulatory requirements regarding commodities and commodity interests have evolved. New types of financial instruments have become available as potential investment opportunities, including commodity-linked instruments.

The Fund’s investment manager believes that it is in the Fund’s best interests to amend the current fundamental investment restriction in order to provide the Fund with the flexibility to adapt to continuously changing regulation and to react to changes in the financial markets and the development of new investment opportunities and instruments, in accordance with the Fund’s investment goal and subject to oversight by the Board. Under the proposed restriction, if current applicable law were to change, the Fund would be able to conform to any such new law without shareholders taking further action.

What is the current fundamental investment restriction regarding investments in commodities?

The Fund’s current fundamental investment restriction regarding commodities is as follows:

[The Fund may not:] Purchase or sell physical commodities, unless acquired as a result of ownership of securities or other instruments and provided that this restriction does not prevent the Fund from (i) engaging in transactions involving currencies and futures contracts and options thereon or (ii) investing in securities or other instruments that are secured by physical commodities.

What is the proposed fundamental investment restriction regarding investments in commodities?

The proposed fundamental investment restriction regarding investments in commodities is as follows:

[The Fund may not:] Purchase or sell commodities, except to the extent permitted by the 1940 Act or any rules, exemptions or interpretations thereunder that may be adopted, granted or issued by the SEC.

What effect will amending the current commodities restriction have on the Fund?

The proposed fundamental investment restriction would clarify the ability of the Fund to engage in transactions involving currencies and other derivative transactions, such as futures contracts, forward contracts, commodity options and swaps, subject to oversight by the Board. Notwithstanding the potential flexibility provided by the proposed fundamental investment restriction, the Fund is subject to limitations established from time to time by the Board regarding the use of derivatives.

In addition, the Investment Manager, with respect to the Fund, currently relies on CFTC Rule 4.5 for an exclusion from commodity pool operator registration. The Investment Manager intends to continue to limit the Fund’s use of commodity interests to the trading limitations set forth in such rule, as well as other applicable laws and regulations.

What effect will amending the current commodities restriction have on the way the Fund is managed?

The Board and the Fund’s investment manager do not anticipate that the proposed amended fundamental investment restriction regarding investments in commodities would involve additional material risk to the Fund or affect the way the Fund is currently managed or operated.

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The Board determined to seek shareholder approval of the amended fundamental restriction regarding investments in commodities for the Fund in connection with this special shareholder meeting, which was otherwise called for purposes of voting on other matters, to avoid additional meeting and proxy solicitation costs in the future.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3

Proposal 4. To approve the use of a “manager of managers” structure whereby the Fund’s investment manager would be able to hire and replace subadvisers without shareholder approval;

What is the purpose of the Manager of Managers Structure?

Shareholders of the Fund are being asked to approve the use of a “manager of managers” structure that would permit the Fund’s investment manager, subject to Board approval, to appoint and replace subadvisers that are affiliated with Franklin Templeton Investments, and subadvisers that are not affiliated with Franklin Templeton Investments, without obtaining prior shareholder approval.

How will the Manager of Managers Structure affect the Fund’s fees and expenses?

The use of the Manager of Managers Structure will not change the fees paid to the investment manager by the Fund or fees paid by the Fund’s shareholders. If the proposal is approved for the Fund, and the Board and the Fund’s investment manager believe that the use of one or more subadvisers would be in the best interests of the Fund, the Fund’s shareholders generally would not be asked to approve hiring a subadviser for the Fund, assuming the conditions of the Manager of Managers Order issued by the U.S. Securities and Exchange Commission are met.

Rather, the Fund’s investment manager, with the approval of the Board, including a majority of the Independent Trustees, would be able to appoint subadvisers and make appropriate changes to the subadvisory agreements without seeking shareholder approval. The Fund would, however, inform shareholders of the hiring of any new subadviser within 90 days after the hiring of the subadviser.

How will the Manager of Managers structure benefit the Fund?

The Manager of Managers Structure would enable the Fund to operate with greater efficiency in the future by allowing the Fund to use both affiliated and unaffiliated subadvisers best suited to its needs without incurring the expense and potential delays that could be associated with obtaining shareholder approvals.

Does the Fund intend to use the Manager of Managers structure in the near future?

The Fund’s investment manager currently does not intend to use the Manager of Managers Structure for the Fund because near-term changes to the portfolio management structure for the Fund are not anticipated, other than as described in Proposal 1. However, if the Manager of Managers Structure is approved by shareholders, the Board would be able to approve a subadviser for the Fund.

The Board determined to seek shareholder approval of the Manager of Managers Structure for the Fund in connection with this special shareholder meeting, which was otherwise called for purposes of voting on other matters described in the proxy statement, to avoid additional meeting and proxy solicitation costs in the future.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4

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VOTING METHODS

PHONE:	To cast your vote by telephone with a proxy specialist, call the toll-free number found on your proxy card. Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.
MAIL:	To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope.
TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card.
INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card.

Proxy Materials Are Available Online At: https://www.proxyonline.com/docs/FTProxy

AST Fund Solutions is mentioned on page 5 of the Q&A section of the Proxy Statement.

NAME OF FUND	CLASS	TICKER	CUSIP
Templeton Frontier Markets Fund	A	TFMAX	88019R674
Templeton Frontier Markets Fund	Advisor	FFRZX	88019R641
Templeton Frontier Markets Fund	C	FFRMX	88019R666
Templeton Frontier Markets Fund	R	----	88019R658
Templeton Frontier Markets Fund	R6	FFMRX	88019R526

For Internal Distribution Only	Page 7

Templeton Frontier Markets Fund Level I Script (CONFIRM RECEIPT OF PROXY MATERIAL)

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME) and I’m calling on behalf of Franklin Templeton Investments.

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Re-Greet If Necessary)

I am calling on a recorded line regarding your current investment in Templeton Frontier Markets Fund. You were recently sent proxy materials asking for your vote at the Special Meeting of Shareholders scheduled to take place on September 21, 2018.

Have you had the opportunity to review the information?

(Pause for response)

If “Yes” or positive response:

If you’re not able to attend the meeting, I can record your voting instructions by phone.

Your Board of Trustees has unanimously recommended a vote “For” the proposals.

If “No” or negative response:

I would be happy to review the meeting agenda with you and record your vote by phone; however, your Board of Trustees has unanimously recommended a vote “For” the proposals.

Would you like to vote with the Board’s recommendation?

(Pause For Response) (Review Voting Options with Shareholder If Necessary)

If we identify any additional accounts you own with Templeton Frontier Markets Fund before the meeting takes place, would you like to vote those accounts in the same manner as well?

(Pause For Response)

*Confirmation – I am recording your (Recap Voting Instructions).

For confirmation purposes:

•	Please state your full name. (Pause)
•	According to our records, you reside in (city, state, zip code). (Pause)
•	To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Thank you. You will receive written confirmation of your vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions please call the toll free number listed on the confirmation. Mr. /Ms. ___________, your vote is important and your time is greatly appreciated. Thank you and have a good (morning, afternoon, evening.)

FOR INTERNAL DISTRIBUTION ONLY	Updated 8-23-2018

Templeton Frontier Markets Fund

Level I Machine Script

Hello.

I am calling on behalf of Franklin Templeton Investments, regarding your current investment in Templeton Frontier Markets Fund.

The Special Meeting of Shareholders is scheduled to take place on September 21, 2018. Shareholders are being asked to consider and vote on important matters about the operation of the Fund. As of today, your vote has not been registered.

For more information or to cast your vote, please contact us at 1-888-644-6071 Monday through Friday between the hours of 9:00am and 10:00pm Eastern Time.

Thank you and have a Good Day.